Exhibit 99.1

Information Incorporated by Reference to

the Company’s Proxy Statement for the 2004 Annual Meeting of Stockholders

Executive Employment Agreements

We have entered into employment agreements with each of our executive officers. These agreements provide for annual base salaries that we may increase from time to time. In addition, each employment agreement entitles the employee to participate in employee benefit plans that we may offer to our employees from time to time.

The employment agreement with Mr. John B. Holmes, Jr., our President and Chief Operating Officer, provides that Mr. Holmes will be paid an annual base salary of $230,000 in 2004. As an inducement to his employment, we granted Mr. Holmes stock options to purchase one million shares of our common stock, one-third of which vested immediately, one third of which vested on October 1, 2003 and one third of which will vest on October 1, 2004.

Each agreement provides for an initial term of 12 months and is automatically renewed for successive terms of 12 months unless sooner terminated. Under each agreement, employment may be terminated as follows:

•	by us upon the employee’s death, disability or retirement;

•	by us upon the dissolution and liquidation of our company (unless our business is thereafter continued);

•	by us for just cause;

•	by the mutual agreement of the employee and us; and

•	by either us or the employee upon 60 days’ written notice.

If we terminate the employee’s employment for any reason other than as noted in the first three items above, the employee is entitled to receive his monthly salary for a period of one or two years, as applicable, following the date of termination. In addition, if there is a change in control of our company and

•	we terminate the employee’s employment for any reason other than the employee’s death, disability, retirement or just cause during the one-year period immediately following the change of control,

•	the employee terminates his employment for good reason, or

•	during the 60-day period immediately following the lapse of one year after any change of control, we or the employee terminate the employee’s employment for any reason,

then, in lieu of any further payments for periods subsequent to the date of termination, we or our successor will pay the employee an amount equal to one or two times, as applicable, the employee’s full base salary in effect on the date of termination payable in equal monthly installments for a period of 12 or 24 months, as applicable. Mr. Holmes will be entitled to receive his monthly salary for a period of two years following the date of termination, in accordance with the provisions described above, as well as for the following reasons:

•	we terminate Mr. Holmes’ employment for any reason other than just cause;

•	Mr. Holmes is assigned to duties materially inconsistent with his position, authority, duties or responsibilities without his agreement; or

•	we require Mr. Holmes to be based at any office outside the Tulsa metropolitan area without his agreement.

Pursuant to each agreement, the employee is prohibited from disclosing to third parties, directly or indirectly, our trade secrets, either during or after the employee’s employment with our company, other than as required in the performance of the employee’s duties. The agreement also provides that the employee will not have or claim any right, title or interest in any trademark, service mark or trade name that we own or use. The employee also agrees to irrevocably assign to us all of the employee’s right, title and interest in and to any and all inventions and works of authorship made, generated or conceived by the employee during his or her period of employment with us and which related to our business or which were not developed on the employee’s own time. Each employee further agrees that during the period of employment with us and for a period of two years following the termination of employment, the employee will not engage in certain activities related to our business, including a covenant not to compete.